Exhibit 99.1
news release
QLT ANNOUNCES SALE OF QLT USA, INC.
FOR UP TO US$230 MILLION

For Immediate Release	October 1, 2009
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced that it has completed the sale of all of the shares of its wholly-owned U.S. subsidiary, QLT USA, Inc. (“QLT USA”), to TOLMAR Holding, Inc. (“TOLMAR”) for up to an aggregate US$230 million pursuant to a Stock Purchase Agreement dated October 1, 2009. QLT USA’s principal operating asset is the Eligard® line of products for the treatment of prostate cancer. The Eligard line of products is currently manufactured by TOLMAR, Inc., a wholly-owned subsidiary of TOLMAR.
Under the Stock Purchase Agreement, QLT received US$20 million on closing and will receive US$10 million on or before October 1, 2010 and up to an additional US$200 million payable on a quarterly basis in amounts equal to 80% of the royalties paid under the license agreements with each of Sanofi-Synthelabo Inc. and MediGene Aktiengesellschaft for the commercial marketing of Eligard in Canada, the United States and Europe (beginning with the royalties payable for Eligard sales that occurred in the quarter ended September 30, 2009) until the earlier of QLT receiving the additional US$200 million or the expiry of the Stock Purchase Agreement on October 1, 2024. In addition, under the terms of the Stock Purchase Agreement, TOLMAR will pay QLT an additional amount for the shares of QLT USA equal to the balance of cash that QLT USA had on-hand at closing, substantially all of which had been reflected in QLT’s consolidated balance sheet at June 30, 2009. The net after-tax proceeds of this transaction are expected to be approximately US$230 million, assuming the entire additional US$200 million is paid.
“Eligard has been a very strong revenue stream for us and we believe this deal reflects the robustness of the Eligard franchise,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “This is the last asset sale in a series of divestments and licensing agreements that the Company commenced in early 2008. As a result, we are very pleased to have completed our transition into a company focused solely in the ocular therapeutic area.”
Goldman, Sachs & Co. acted as financial advisor to QLT in connection with this transaction.
About Eligard®
Eligard®, a palliative treatment for advanced prostate cancer, incorporates a luteinizing hormone-releasing hormone agonist, or LHRH agonist, known as leuprolide acetate, with QLT USA’s proprietary Atrigel® drug delivery system. The Eligard line of products is marketed through commercial licensees and includes one, three, four and six month commercial formulations of Atrigel technology combined with leuprolide acetate. Eligard is currently manufactured by TOLMAR, Inc. at its Fort Collins, Colorado facility. On August 25, 2008, QLT USA entered into an exclusive license agreement with Reckitt Benckiser Pharmaceuticals Inc. for the Atrigel drug delivery technology, except for certain rights retained by QLT USA and its prior licensees, including rights retained for use with the Eligard products.

Eligard works by lowering the levels of testosterone in the body, which may result in a reduction of symptoms related to the disease. Sustained levels of leuprolide decrease testosterone levels to suppress tumor growth in patients with hormone-responsive prostate cancer. The liquid Eligard products are injected subcutaneously with a small gauge needle, forming a solid implant in the body that slowly releases leuprolide as the implant is bioabsorbed.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative ocular therapies. We utilize two unique technology platforms, photodynamic therapy (used with the Visudyne product) and punctal plugs which are currently under development for future product opportunities. For more information, visit our website at www.qltinc.com.
About TOLMAR Holding, Inc.
TOLMAR Holding, Inc. is a private pharmaceutical company. TOLMAR, Inc. is a Colorado-based pharmaceutical research, development, manufacturing and commercial operations company. TOLMAR is responsible for the development and manufacturing of 18 prescription pharmaceutical products dispensed in the U.S. The company’s dental division manufactures and distributes dental products designed to treat adult periodontal disease. For more information about the company, visit www.tolmar.com.
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QLT Inc.
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Nanus
Telephone: 646-378-2927
Atrigel® is a registered trademark of QLT USA, Inc.
Eligard® is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our statement concerning our potential receipt of up to an additional US$200 million under the Stock Purchase Agreement; our statement concerning our expectation that the net after-tax proceeds will be up to US$230 million; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the risk that we may not receive the additional US$200 million payable under the Stock Purchase Agreement prior to the expiry of the term of the Stock Purchase Agreement in 2024; the risk that future sales of Eligard® may be less than expected (including as a result of the timing and impact of existing competitive products and/or new products launched by competitors); the timing, expense and uncertainty associated with regulatory approvals and the manufacturing and commercialization of Eligard; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of the technology; risks and uncertainties related to the scope, validity, and enforceability of intellectual property rights related to the Eligard products and the Atrigel drug delivery system and the impact of patents and other intellectual property of third parties; the tax treatment of a transaction is within the discretion of the Canada Revenue Agency (“CRA”); the risk that the CRA may not agree with the Company’s tax filing position as it relates to the divestiture, the result of which could have a material adverse effect on our financial position and results of operations; the Company’s future operating results are uncertain and likely to fluctuate; general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.